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To: Moises Romero/US/TLSIPwC

cc: "Rodgers, Alan' (Alan.Rodgers~ps.net), "Zhuang, Fulin" (Fulin.Zhuang~ps.net)
Subject: FW: R&D Tax Credit 4 files attached

(4 part test.ppt) (document objectives.doc)

Dear Romero:

I was involved in the following research activities:

1. Research a new METHOD AND SYSTEM FOR CONDUCTING AN AUCTION FOR ELECTRICITY MARKETS. There was a US patent filed on this research on May, 2001.

2. Research on new method for congestion management for electricity transportation. Two publication papers (One of them is pending) are attached. They are:

Congestion Management with Ex Ante Pricing for Decentralized Electricity Markets. Submitted to IEEE Transactions on Power Systems.

Clearing Prices Computation for Integrated Generation, Reserve and Transmission Markets, Presented in Power Industry Computer Applications, Conference (Subtitled as Innovative Computing for Power- Electric Energy Meets the Market). May 2001, Sydney, Australia

Please let me know if you need additional info.

Regards,

Shangyou Hao
Perot Systems


Shangyou,

Moises Romero is hired by PSC to document our R&D activities last year (2000) in order to claim certain tax credit. This is being done at all PSC accounts. I told him about your patent application for an ancillary services market model. He requested published supporting documents. I do not have any details. Could you e-mail directly to him a list of papers you published on the subject as well as the patent application title and date? He also requested a sample paper or two. Please decide what, if any, you are comfortable to give him.


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Moises e-mail address follows. The attachment of the following e-mail further explains the tax credit criteria.

Fulin


Fulin:

Per our conversation, I have attached a "4-part" test which qualifies an activity for the credit. Also, attached is a document that lists the types of supporting documentation we are looking for. Alan and Marjan have both indicated they will have some of this type of information. Please forward any documents to my attention (from 2000 unless you only have 2001). We look forward to talking with you on Monday. Thanks.

(See attached file: 4 part test.ppt)(See attached file: document objectives.doc)

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<<4 part test.ppt>> <<document objectives.doc>>

Dl -paper distribution.pdf

     - picapaper-final.pdf

D2 - 4 part test.ppt

D -document objectives.doc